Exhibit 23

W. T. Uniack & Co., CPAs P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of GoldCorp Holdings, Inc. on Form 10k and our report dated March 29, 2010 with respect to our audits of the financial statements of GoldCorp Holdings, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008, which report appears with those financial statements referred to above.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W.T. Uniack & Co., CPAs P.C.

Alpharetta, Georgia

March 29, 2010